UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 16, 2019

II-VI Incorporated

(Exact Name of Registrant as Specified in Charter)

PENNSYLVANIA	0-16195	25-1214948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056

(Address of Principal Executive Offices) (Zip Code)

(724) 352-4455

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	IIVI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) On August 16, 2019, the Board of Directors of II-VI Incorporated (the “Company”) adopted the II-VI Incorporated Executive Severance Plan (the “Plan”). The Plan provides severance benefits upon a qualifying termination of employment to selected employees of the Company. The Committee also designated the initial participants in the Plan, which included each of the current named executive officers of the Company and certain other key personnel, but excluded Dr. Vincent D. Mattera, Jr., the Chief Executive Officer of the Company, whose severance and other benefits continue to be covered by his employment arrangement with the Company dated August 1, 2016. Each of the named executive officers currently has an employment agreement with the Company that includes coverage for severance benefits. By executing a Participation Agreement for the Plan, a participating named executive officer agrees that the named executive officer’s employment agreement is terminated. The Plan also contains certain non-duplication provisions such that the severance payments and benefits under the Plan offset or are reduced by any severance payments and benefits that otherwise would be received by a participant under the terms of any other agreement, policy, or plan maintained by the Company that provides for severance benefits.

In the event of a termination by the Company without “cause” or by a participant for “good reason,” a participant who is a Class 1 Executive, which includes all of the Company’s named executive officers other than the Chief Executive Officer, generally will be eligible to receive the following:

•

if the termination takes place outside of a Change in Control (“CIC”) Period (which is a period of 18 months beginning on a CIC with respect to a Class 1 Executive), an amount equal to 12 months of his or her then-current annual base salary, payable in accordance with the Company’s regular pay schedule over the 12-month period following the qualifying termination;

•

if the termination takes place during a CIC Period, (i) a lump sum cash payment equal to the sum of (A) 24 months of his or her then-current annual base salary, plus (B) the participant’s annual target bonus for the year in which the termination occurs, and (ii) accelerated vesting of all outstanding equity compensation awards; and

•

a lump sum cash payment by the Company equal to the cost of the participant’s heath care insurance premiums for a period of (x) 12 months in the event of a qualifying termination other than during a CIC Period or (y) 18 months in the event of a qualifying termination during a CIC Period.

Severance benefits are conditioned upon the participant giving the Company a general release of claims at the time of separation. Benefits are also conditioned upon the participant’s compliance with certain covenants regarding confidentiality, assignment of inventions, non-competition, and non-solicitation. No tax gross-ups are provided to any participant under the Plan in case of any excise taxes under Sections 280G and 4999 of the Internal Revenue Code as a result of payments under the Plan in connection with a CIC. Instead, if those excise taxes would be triggered, payments would be cut back if doing so would result in a greater after-tax payment to the participant than if he or she received the payments and paid the excise taxes.

The foregoing summary of the terms and conditions of the Plan is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Plan included as Exhibit 10.1 to this Current Report on Form 8-K, and to the related form of Participation Agreement with respect to the Plan to be signed by each of the covered executives of the Company included as Exhibit 10.2 to this Current Report on Form 8-K, each of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1.	II-VI Incorporated Executive Severance Plan.

Exhibit 10.2.	Form of Participation Agreement for the II-VI Incorporated Executive Severance Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

II-VI Incorporated

Date: August 22, 2019	By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer and Treasurer